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                                                                     Exhibit 8.1
                                                                     -----------

                        ECKERT SEAMANS CHERIN & MELLOTT
                          600 Grant Street, 42nd Floor
                         Pittsburgh, Pennsylvania 15219


                                August 16, 1996



Park Communications, Inc.
1700 Vine Center Office Tower
333 West Vine Street
Lexington, KY 40507

Gentlemen:

This opinion is rendered in connection with Amendment No. 1 to the Registration Statement (No. 333-06427) on Form S-4 (the "Registration Statement") of Park Communications, Inc. (the "Company") relating to $80,000,000 in principal amount of the Company's Series B 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Exchange Notes"), which are being offered pursuant to an exchange offer (the "Exchange Offer") in exchange for the Company's 13 3/4% Senior Pay-in-Kind Notes due 2004 (the "Initial Notes").

In connection with this opinion, we, as counsel to the Company, have examined the Amended and Restated Certificate of Incorporation, as amended, of the Company, its Bylaws, the Indenture dated as of May 13, 1996 (the "Indenture") by and between the Company and IBJ Schroder Bank & Trust Company, as Trustee, with respect to the Initial Notes and the Exchange Notes, the Registration Statement, the conduct of all corporate proceedings relating to the issuance of the Exchange Notes and such other documents, records and matters of law as we have considered necessary for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the information in the Prospectus which constitutes part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences" is a fair and accurate summary of the principal federal income tax consequences of the transactions discussed therein. You should be aware, however, that the discussions under the caption "Certain Federal Income Tax Consequences" in the Prospectus represent conclusions as to the application of existing law to the transactions described therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service or that existing law may not change.
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                                August 16, 1996


We hereby consent to being named in the Registration Statement and in the Prospectus as counsel for the Company who have passed upon legal matters in connection with the Exchange Notes to which the Registration Statement and the Prospectus relate. We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


ECKERT SEAMANS CHERIN & MELLOTT

RIH/GAW:smh